MONTHLY REPORT - MARCH 2008

                          Providence Select Fund, LP
              The net asset value of a unit as of March 31, 2008
                   was $ 986.28 up 1.2% from $ 975.02 per unit
                               as of February 29, 2008.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period     Year to Date
Net Asset Value (3,782.607 units)at           $  3,688,113.17     3,334,924.08
   February 29, 2008
Addition of 26.670 units on March 1,                26,003.71       120,072.42
   2008
Redemption of 70.817 units on March 31,            (69,845.39)      (83,748.20)
   2008
Net Income (Loss)                                   42,903.60       315,926.79
                                              ----------------   --------------
Ending Net Asset Value (3,738.460units)       $  3,687,175.09     3,687,175.09
   on March 31, 2008                          ================   ==============
Net Asset Value per Unit at
March 31, 2008                                $        986.28


                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on closed contracts     $ 387,087.99     631,805.28

      Change in unrealized gain (loss) on open      (280,413.92)    (75,124.12)
         contracts

   Interest income                                     3,728.33      17,030.44
                                                   -------------    -----------
Total: Income                                        110,402.40     573,711.60

Expenses:
   Brokerage commissions                              17,459.92      51,270.05
   Operating expenses                                  2,895.50      34,787.70
   Incentive fee                                      19,726.61     107,900.84
   Management fee                                      9,314.16      27,583.59
   Continuing service fee                              6,547.79      24,687.81
   Organizational & offering expenses                 11,554.82      11,554.82
                                                  --------------   ------------
Total: Expenses                                       67,498.80     257,784.81

                                                  ==============   ============
Net Income (Loss) - March 2008                    $   42,903.60     315,926.79

                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         /s/ Michael P. Pacult
                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP